File No. 70-9169


                   SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C. 20549


                                  * * *


                             AMENDMENT NO. 2

                                   TO

                          FORM U-1 DECLARATION

                                under the

               PUBLIC UTILITY HOLDING COMPANY ACT OF 1935


                                  * * *


                  AMERICAN ELECTRIC POWER COMPANY, INC.
                 1 Riverside Plaza, Columbus, Ohio 43215

                                   and

                   CENTRAL AND SOUTH WEST CORPORATION
            1616 Woodall Rodgers Freeway, Dallas Texas 75266

          (Name of companies and top registered holding company
                parents filing this statement and address
                     of principal executive offices)


                                  * * *


Armando A. Pena                          Wendy G. Hargus
Treasurer                                Treasurer
American Electric Power Company, Inc.    Central and South West Corporation
1 Riverside Plaza                        1616 Woodall Rodgers Freeway
Columbus, OH 43215                       Dallas, TX 75266

Marianne Smythe                          Joris M. Hogan
Wilmer, Cutler & Pickering               Milbank, Tweed, Hadley & McCloy
2445 M Street, N.W.                      1 Chase Manhattan Plaza
Washington, DC 20037-1420                New York, NY 10005

               (Names and addresses of agents for service)

      American Electric Power Company, Inc. ("AEP"), a New York corporation and a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"), and Central and South West Corporation ("CSW", and together with AEP, the "Companies"), a Delaware corporation and a registered holding company under the Act, hereby amend their joint Form U-1 Declaration in File No. 70-9169 by adding the following exhibits under Item 6:
      Exhibit 3 Disclosure Schedules to the Merger Agreement (filed under confidential treatment pursuant to Rule 104(b))

      Exhibit 4 AEP's Registration Statement on Form S-4 under the Securities Act of 1933 relating to the additional shares and all exhibits thereto (incorporated by reference: Registration Statement No. 333-50109, dated April 14, 1998)


                                SIGNATURE
      Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this statement to be signed on their behalf by the undersigned thereunto duly authorized.
                      AMERICAN ELECTRIC POWER COMPANY, INC.


                      By_/s/ G. P. Maloney________________
                                 Vice President


                      CENTRAL AND SOUTH WEST CORPORATION


                      By_/s/ Wendy G. Hargus______________
                                 Treasurer


Dated:  April 15, 1998